Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2014-07

RAI’s 1Q14 reflects strong underlying performance;

Company reaffirms full-year guidance

WINSTON-SALEM, N.C. – April 23, 2014

First Quarter 2014 – At a Glance

•	Adjusted EPS: First quarter at $0.72, in line with prior-year quarter

o	Excludes gain on discontinued operations; charges for Engle progeny lawsuits and tobacco-related and other litigation; implementation costs; and other special items*

•	Reported EPS: First quarter at $0.67, down 27.2 percent

•	RAI reaffirms 2014 guidance: Adjusted EPS range of $3.30 to $3.45

•	Growth on all key brands:

o	Camel share up 0.4 pts. at 10.0 percent

o	Pall Mall share up 0.3 pts. at 9.5 percent

o	Grizzly share up 1.1 pts. at 31.5 percent

o	Natural American Spirit share up 0.2 pts. at 1.5 percent

•	VUSE Digital Vapor Cigarette takes market-share lead in Utah, remains on top in Colorado

•	RAI announced 6.3 percent dividend increase on Feb. 11

•	Susan Cameron elected CEO, effective May 1; Daan Delen to retire

* Special items are detailed in Schedule 2 and include the 2013 one-time benefit from the partial settlement of the Master Settlement Agreement (MSA) Non-Participating Manufacturer (NPM) adjustment claims (NPM Partial Settlement).

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced first-quarter 2014 adjusted EPS of $0.72, in line with the prior-year quarter, as lower cigarette volume and increased investment on the VUSE Digital Vapor Cigarette expansion offset higher cigarette and moist-snuff pricing. Adjusted EPS excludes a gain on discontinued operations, charges for Engle progeny lawsuits and tobacco-related and other litigation, and implementation costs. Reported first-quarter EPS was $0.67, down 27.2 percent.

RAI reaffirmed 2014 adjusted EPS guidance in the range of $3.30 to $3.45, up 3.5 percent to 8.2 percent from 2013’s adjusted EPS of $3.19.

First Quarter 2014 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months Ended March 31
	2014	2013	% Change
Net sales	$1,935	$1,883	2.8%

Operating income
Reported (GAAP)	$590	$887	(33.5)%
Adjusted (Non-GAAP)	665	690	(3.6)%

Net income
Reported (GAAP)	$363	$508	(28.5)%
Adjusted (Non-GAAP)	386	398	(3.0)%

Net income per diluted share
Reported (GAAP)	$0.67	$0.92	(27.2)%
Adjusted (Non-GAAP)	0.72	0.72	0.0%

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American’s reportable business segments continued to make excellent progress in the first quarter, with strong market-share gains on all their key brands,” said Daniel M. Delen, president and chief executive officer of RAI.

“As we previously noted, R.J. Reynolds Vapor Company is investing heavily in the expansion of its highly differentiated VUSE Digital Vapor Cigarette this year, and this spending impacted RAI’s first-quarter earnings and margin as expected,” Delen said.

Delen said that first-quarter performance reflected three key strengths of RAI’s operating companies — excellence in innovation, superior engagement with adult tobacco consumers and efficient execution. “These strategies are not just effective for success in a transformative environment; they also form the core of our companies’ competitive advantage,” he said.

VUSE digital vapor cigarettes continued to perform extremely well during the quarter, Delen said. “VUSE is now widely available in Utah stores, its second major market, and I’m pleased to report that the brand has already captured the dominant share in that state. VUSE also remains the best-selling vapor product in Colorado.”

Delen said that VUSE is on track for the initial wave of its national distribution this summer, adding that spending on the brand will continue to build in the second quarter in preparation for the expansion and increased production capacity.

As noted earlier this year, the projection universe that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette and moist-snuff market shares has been revised for 2014, with the primary focus now on the convenience/gas channel, where the majority of tobacco products are purchased and brand-support investments are made. This revision results in higher absolute share levels on some of the companies’ key brands, but does not affect overall share trends. Prior-year market share data have been restated on this basis for comparison purposes.

RAI reaffirmed 2014 adjusted EPS growth of 3.5 percent to 8.2 percent over 2013’s adjusted results.

“I should note that our earnings guidance for the full year reflects the VUSE investment, as well as the equity-building initiatives on our companies’ key brands, which are key to our strategy of delivering sustainable growth in an evolving marketplace,” Delen said.

As RAI previously announced on April 16, Susan M. Cameron will succeed Delen as president and chief executive officer, effective May 1.

RJR Tobacco

RJR Tobacco’s first-quarter adjusted operating income of $555 million was down 1.4 percent from the prior-year quarter as lower cigarette volume and the timing of certain sales and marketing expenses more than offset higher pricing. Adjusted results exclude a charge of $69 million related to Engle progeny lawsuits and $4 million in implementation costs.

RJR Tobacco’s first-quarter adjusted operating margin of 35.5 percent was down 0.5 percentage points from the prior-year quarter.

RJR Tobacco’s first-quarter cigarette shipments declined 3.8 percent from the prior-year quarter while industry volume declined 2.7 percent. After adjusting for wholesale inventory changes, RJR Tobacco estimates that its volume was down 5.2 percent in the quarter, while industry volumes were down approximately 4.4 percent.

RJR Tobacco’s total first-quarter cigarette market share increased 0.1 percentage points from the prior-year quarter, to 26.7 percent, as gains on the company’s two growth brands more than offset declines on its other brands.

These growth brands, Camel and Pall Mall, continued their strong performance in the first quarter, increasing their combined share by 0.7 percentage points from the prior-year quarter, to 19.4 percent.

Camel increased first-quarter market share by 0.4 percentage points from the prior-year quarter, to 10.0 percent, largely driven by gains on the brand’s premium menthol styles. Camel’s menthol market share of 4.2 percent reflected an increase of 0.3 percentage points in the quarter.

Camel SNUS continued to dominate the growing snus category, maintaining a share of about 80 percent in the first quarter. Camel SNUS gives adult tobacco consumers the freedom to “Taste It All” and enjoy tobacco pleasure on their own terms.

Once again, the strength of Pall Mall was evident in the quarter, with market share increasing 0.3 percentage points from the prior-year quarter, to 9.5 percent. Pall Mall, which offers a longer-lasting cigarette at an affordable price, is the nation’s No. 1 value brand by a wide margin.

American Snuff

A double-digit gain in moist-snuff volume and higher pricing drove growth in American Snuff’s first-quarter operating income, which increased 9.2 percent from the prior-year quarter, to $102 million.

American Snuff’s first-quarter operating margin of 55.1 percent saw a modest decline from the prior-year quarter as the company continued to invest in equity-building initiatives on the Grizzly brand.

The company’s first-quarter moist-snuff volume increased 10.7 percent from the prior-year quarter, outpacing the industry’s growth of about 4 percent. As a result, the company’s first-quarter moist-snuff market share increased 0.8 percentage points, to 34.6 percent.

American Snuff’s powerful Grizzly brand continues to deliver strong growth in both volume and market share, dispite the significant increase in competitive promotional levels. American Snuff increased promotional support on Grizzly in the quarter in response to the increased competitive activity.

In the first quarter, Grizzly grew market share by 1.1 percentage points from the prior-year quarter, to 31.5 percent, while the brand’s volume increased by 12.1 percent. Grizzly Wide Cut Wintergreen was expanded nationally during the quarter, and is proving to be a very successful addition to the Grizzly product portfolio.

Santa Fe

Santa Fe continued to deliver robust performance, with first-quarter operating income up 24.9 percent from the adjusted prior-year quarter, to $65 million, benefiting from higher volume and pricing.

Santa Fe’s first-quarter operating margin increased 3.1 percentage points, to 48.3 percent.

Natural American Spirit, now a Top 10 cigarette brand, delivered a market-share gain of 0.2 percentage points from the prior-year quarter, to 1.5 percent, while the brand’s volume increased 10.7 percent.

The strength of Natural American Spirit, which remains an undiscounted brand in the super-premium category, lies in its distinctive additive-free natural tobacco styles, including styles made with organic tobacco, as well as its loyal adult consumer franchise.

FINANCIAL UPDATE

Reynolds American’s first-quarter adjusted EPS of $0.72 was in line with the prior-year quarter, as cigarette volume declines, increased investment on the VUSE expansion, and the timing of certain sales and marketing expenses offset higher pricing and the impact of the share repurchase program.

Adjusted EPS excludes a gain from discontinued operations, charges for Engle progeny lawsuits and tobacco-related and other litigation, and implementation costs.

On a reported basis, first-quarter EPS was $0.67, down 27.2 percent.

RAI’s adjusted operating margin declined 2.2 percentage points from the prior-year quarter, to 34.4 percent, reflecting the above-referenced items.

RAI ended the quarter with cash balances of $1.8 billion. On April 15, R.J. Reynolds Tobacco Company made its MSA payment of $1.5 billion, including $433 million paid into the NPM disputed funds account.

During the first quarter, RAI purchased 2.9 million shares for $145 million, bringing total repurchases under the company’s current program to 50.6 million shares for $2.2 billion.

“I’m pleased by our operating companies’ first-quarter performance, and they are also doing great work in positioning us for profitable growth over the long term,” Thomas R. Adams, RAI’s chief financial officer, said. “Taking the investment on VUSE and the equity investments in our companies’ key brands into account, we have reaffirmed adjusted EPS guidance for the full year in the range of $3.30 to $3.45.”

Adams noted the company’s Feb. 11 announcement of a 6.3 percent dividend increase to an annualized $2.68, and said that RAI remained fully committed to finding opportunities to further enhance shareholder value.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss first-quarter 2014 results at 9:00 a.m. Eastern Time on Wednesday, April 23, 2014. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this report that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI and its subsidiaries’ expectations, beliefs, intentions or future strategies that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue regulations prohibiting menthol as a flavor in cigarettes, or the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility that reports from the U.S. Surgeon General regarding the negative health consequences associated with cigarette smoking and second-hand smoke may result in additional litigation and/or regulation;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smokeless tobacco products) under the State Settlement Agreements;

•	the possibility that the Arbitration Panel’s Award reflecting the partial resolution of the NPM Adjustment disputes will be vacated or otherwise modified;

•	the possibility that the Arbitration Panel’s Final Award with respect to the six states found to be non-diligent in connection with the 2003 NPM Adjustment will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the digital vapor cigarette, VUSE, which is manufactured and distributed by an RAI subsidiary, RJR Vapor;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the passage of new federal or state legislation or regulation;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI;

•	changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to protect adequately intellectual property rights;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s Board and its board committees;

•	RAI’s shareholder rights plan (which, generally, will expire on July 30, 2014) not applying to British American Tobacco p.l.c. (BAT) and its subsidiaries, except in limited circumstances; and,

•	the expiration of the non-competition agreement between RAI and BAT on July 30, 2014.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the United States: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Net sales, external	$1,849	$1,802
Net sales, related party	86	81

Net sales	1,935	1,883
Cost of products sold	930	694
Selling, general and administrative expenses	413	301
Amortization expense	2	1

Operating income	590	887
Interest and debt expense	59	62
Interest income	(1)	(2)
Other (income) expense, net	1	(2)

Income from continuing operations before income taxes	531	829
Provision for income taxes	193	321

Income from continuing operations	338	508
Income from discontinued operations, net of tax	25	-

Net income	$363	$508

Basic net income per share:
Income from continuing operations	$0.63	$0.92
Income from discontinued operations	$0.05	$-

Net income	$0.68	$0.92

Diluted net income per share:
Income from continuing operations	$0.63	$0.92
Income from discontinued operations	$0.04	$-

Net income	$0.67	$0.92

Basic weighted average shares, in thousands	536,763	551,353

Diluted weighted average shares, in thousands	538,883	553,450

Segment data:
Net sales:
R.J. Reynolds	$1,563	$1,558
American Snuff	184	167
Santa Fe	135	115
All Other	53	43

	$1,935	$1,883

Operating income:
R.J. Reynolds	$482	$758
American Snuff	102	93
Santa Fe	65	54
All Other	(39)	(4)
Corporate	(20)	(14)

	$590	$887

Supplemental information:
Excise tax expense	$846	$855
Master Settlement Agreement and other state settlement expense	$456	$268
Federal tobacco buyout expense	$55	$52
FDA fees	$34	$32

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2014			2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$590	$363	$0.67	$887	$508	$0.92
The GAAP results include the following:
Engle Progeny cases	69	44	0.08	3	2	-
Gain on discontinued operations	-	(25)	(0.04)	-	-	-
Implementation costs	4	3	0.01	4	3	0.01
Tobacco Related and Other Litigation	2	1	-	-	-	-
One-time benefit from the NPM Partial Settlement	-	-	-	(204)	(115)	(0.21)

Total adjustments	75	23	0.05	(197)	(110)	(0.20)

Adjusted results	$665	$386	$0.72	$690	$398	$0.72

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	March 31,	Dec. 31,
	2014	2013
Assets
Cash and cash equivalents	$1,826	$1,500
Other current assets	2,179	2,155
Trademarks and other intangible assets, net	2,415	2,417
Goodwill	8,018	8,011
Other noncurrent assets	1,361	1,319

	$15,799	$15,402

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,187	$1,727
Other current liabilities	1,493	1,349
Long-term debt (less current maturities)	5,095	5,099
Deferred income taxes, net	682	658
Long-term retirement benefits (less current portion)	1,199	1,221
Other noncurrent liabilities	130	181
Shareholders’ equity	5,013	5,167

	$15,799	$15,402

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2014			2013
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$482	$102	$65	$758	$93	$54

The GAAP results include the following:
Engle Progeny cases	69	-	-	3	-	-
Implementation costs	4	-	-	4	-	-
One-time benefit from the NPM Partial Settlement	-	-	-	(202)	-	(2)

Total adjustments	73	-	-	(195)	-	(2)

Adjusted operating income	$555	$102	$65	$563	$93	$52

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended
	Mar. 31,		Change
	2014	2013	Units	%
Camel	4.9	4.8	0.1	2.5%
Pall Mall	4.8	4.8	(0.0)	-0.1%

Total growth brands	9.7	9.6	0.1	1.2%

Other	4.6	5.3	(0.7)	-12.9%

Total R.J. Reynolds domestic	14.3	14.9	(0.6)	-3.8%

Total premium	8.4	8.7	(0.3)	-3.6%
Total value	5.9	6.2	(0.3)	-4.1%
Premium/total mix	58.4%	58.3%	0.1%

Industry	61.0	62.7	(1.7)	-2.7%
Premium	43.5	44.7	(1.1)	-2.6%
Value	17.5	18.1	(0.6)	-3.2%
Premium/total mix	71.3%	71.2%	0.1%

RETAIL SHARE OF MARKET *:	Three Months Ended
	Mar. 31,
	2014	2013	Change
Camel	10.0%	9.5%	0.4
Pall Mall	9.5%	9.2%	0.3

Total growth brands	19.4%	18.7%	0.7

Other	7.2%	7.8%	(0.6)

Total R.J. Reynolds domestic	26.7%	26.6%	0.1

*	As noted earlier this year, the projection universe that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette market shares has been revised for 2014, with the primary focus now on the convenience/gas channel, where the majority of tobacco products are purchased and brand-support investments are made. This revision resulted in higher absolute share levels on some of the companies’ key brands, but does not affect overall share trends.

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended
	Mar. 31,		Change
	2014	2013	Units	%

Grizzly	106.4	94.9	11.5	12.1%
Other	10.5	10.7	(0.2)	-1.6%

Total moist snuff cans	116.9	105.6	11.3	10.7%

RETAIL SHARE OF MARKET *:
	Three Months Ended
	Mar. 31,
	2014	2013	Change

Grizzly	31.5%	30.4%	1.1
Other	3.1%	3.3%	(0.2)

Total retail share of market	34.6%	33.7%	0.8

SANTA FE CIGARETTE VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended
	Mar. 31,		Change
	2014	2013	Units	%

Natural American Spirit	0.8	0.7	0.1	10.7%

RETAIL SHARE OF MARKET *:
	Three Months Ended
	Mar. 31,
	2014	2013	Change

Natural American Spirit	1.5%	1.3%	0.2

*	As noted earlier this year, the projection universe that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette and moist-snuff market shares has been revised for 2014, with the primary focus now on the convenience/gas channel, where the majority of tobacco products are purchased and brand-support investments are made. This revision resulted in higher absolute share levels on some of the companies’ key brands, but does not affect overall share trends.

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc./Capstone.